Exhibit 1

NEWS RELEASE

Contacts
Shirley Nakar AudioCodes Tel: +972-3-976-4072 shirley.nakar@audiocodes.com	Kristy Needham Alan Weinkrantz and Company Tel: +1-210-861-9875 kristyn@weinkrantz.com

AudioCodes Files Shelf Registration Statement

Lod, Israel – July 28, 2004 – AudioCodes (NASDAQ: AUDC), a leading provider of Voice over Packet (VoP) technologies and Voice Network products, announced today that it has filed a shelf registration statement with the Securities and Exchange Commission. Upon being declared effective by the Securities and Exchange Commission, this shelf registration statement will allow AudioCodes to sell from time to time up to $150 million of equity and/or debt securities.  The terms of any offering, including the type of securities involved, will be established at the time of sale.

This shelf registration statement will allow AudioCodes, subject to market conditions and the Company’s capital needs, to access the capital markets periodically in the future in order to support its anticipated growth. AudioCodes currently intends to use the proceeds from any such sales for general corporate purposes, including potential acquisitions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering.

About AudioCodes

AudioCodes Ltd. (NASDAQ: AUDC) enables the new voice infrastructure by providing  Voice over Packet technology and Voice Network products to OEMs, network equipment providers and system integrators.  AudioCodes provides its customers and partners with a diverse range of flexible, comprehensive media gateway and media processing technologies.   AudioCodes voice network products feature media gateway and media server platforms for packet-based applications in the wireline, wireless, broadband access, and enhanced voice services markets. AudioCodes enabling technology products include VoIP and CTI communication boards, VoIP media gateway processors and modules, and CPE devices.

Statements concerning AudioCodes’ business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular;

shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

AudioCodes, AC, Ardito, AudioCoded, NetCoder, TrunkPack, VoicePacketizer, MediaPack, Stretto, Mediant, VoIPerfect and IPmedia are trademarks or registered trademarks of AudioCodes Limited.  All other products or trademarks are property of their respective owners.

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